Exhibit 99.1

              FNB Corp. Announces First Quarter Earnings and Regulatory Approval for Integrity Financial Merger

    ASHEBORO, N.C.--(BUSINESS WIRE)--April 20, 2006--FNB Corp. (NASDAQ:FNBN), the holding company for First National Bank and Trust Company and Dover Mortgage Company, today announced its financial results for the first quarter of 2006. Net income for the first quarter increased to $2.677 Million, or $.42 per diluted share, from $2.306 Million, or $.40 per diluted share, in the same period of 2005, the gains in net income and earnings per share being 16.1% and 5.0%, respectively.
    At March 31, 2006, total assets were $1,106,268,000, an increase of 23.5% from March 31, 2005, loans were $820,710,000, an increase of 18.8%, and deposits were $850,561,000, an increase of 24.2%. Return on average equity on an annualized basis for the first quarter of 2006 was 10.26%, and return on average assets was 0.98%. Return on tangible equity and assets (calculated by deducting average goodwill and core deposit premiums from average equity and from average assets) amounted to 14.91% and 1.01%, respectively.
    The first quarter of 2006 was the first full quarter of earnings that included the former United Financial, Inc., which was acquired by FNB Corp. in November of 2005. United's banking subsidiary, Alamance Bank (including its division, Hillsborough Bank) was merged with and into First National Bank and Trust Company effective February 1, 2006. Included in the first quarter financial results are costs of various integration expenses and data and other systems conversions which were accomplished in February. Synergies from the acquisition are expected to begin being realized during the second quarter. In addition, net income was reduced $112,000 in the first quarter of 2006 by the accounting change effective January 1, 2006 that requires recognition of compensation expense for stock options based on their grant-date fair value.
    "We are again pleased to report increased quarterly earnings during a time of merger integrations and challenging interest rate cycles," reported FNB Chairman Michael C. Miller. "We had an increase in net interest income in the first quarter of 2006, due to shifts in interest rates and growth in earning assets. We were also able to scale back our provision for loan losses as a result of improved loan loss experience."
    Net interest income increased $2,262,000 or 28.9% in the first quarter of 2006 compared to the same period in 2005, reflecting the effect of an increase in the net interest margin, stated on a taxable equivalent basis, from 4.08% in 2005 to 4.26% in 2006 coupled with a 22.6% increase in the level of average earning assets.
    Noninterest income increased $348,000 or 11.0% in the first quarter of 2006 compared to the same period in 2005. Increased fees for deposit account services, increased investment management fees and a slight improvement in income from mortgage loan sales offset a lower level of sales of non-FDIC insured investments. Noninterest expense was $2,193,000 or 30.4% higher in the 2006 first quarter, representing both the increased size of the organization following the United acquisition and the conversion/integration and other expenses noted above.
    At March 31, 2006, the allowance for loan losses was $9,960,000 amounting to 1.25% of loans held for investment compared to 1.25% at December 31, 2005 and 1.14% at March 31, 2005. The provision for loan losses recorded in the first quarter of 2006 was $77,000 compared to the $370,000 provision recorded in the same period of 2005. As of March 31, 2006, nonperforming loans were $10,100,000 in total compared to $6,046,000 and $5,773,000 as of December 31, 2005 and March 31,
2005, respectively. Nonaccrual loans and accruing loans past due 90 days or more amounted to $8,549,000 and $1,551,000, respectively at March 31, 2006, $5,398,000 and $648,000 at December 31, 2005, and
$5,336,000 and $437,000 at March 31, 2005. Loans considered impaired as of March 31, 2006 totaled $206,000 (of which, loans totaling $118,000 were also on nonaccrual status) compared to $1,084,000 as of March 31, 2005. There were no loans considered impaired as of December 31, 2005.
    Miller also commented on FNB's pending merger with Integrity Financial Corporation, based in Hickory, North Carolina. "We're pleased that shareholders of both organizations approved this transaction, and that the Federal Reserve has given its regulatory approval. We're looking forward to completing the merger, on behalf of our customers, communities, shareholders and employees." In the merger, FNB Corp. will change its name to FNB United Corp. and the combined entity will have over 6,000 shareholders, 10.9 Million shares outstanding and a market capitalization exceeding $200 Million.
    FNB Corp. is the central North Carolina-based bank holding company for First National Bank and Trust Company and Dover Mortgage Company. First National (www.MyYesBank.com) operates 25 community YES! Banks in Archdale, Asheboro, Biscoe, Burlington, China Grove, Ellerbe, Graham, Greensboro, Hillsborough, Kannapolis, Laurinburg, Pinehurst, Ramseur, Randleman, Rockingham, Salisbury, Seagrove, Siler City, Southern Pines and Trinity. Dover Mortgage Company (www.dovermortgage.com) operates 10 mortgage production offices in Carolina Beach, Charlotte, Goldsboro, Greensboro, Greenville, Lake Norman, Leland, Raleigh, Waxhaw and Wilmington. Through its subsidiaries, FNB offers a complete line of consumer, mortgage and business banking services, including loan, deposit, cash management, wealth management and internet banking services. The Federal Deposit Insurance Corporation insures deposits up to applicable limits.
    FNB Corp. stock is traded on the NASDAQ National Market System under the symbol "FNBN". Market makers are Scott & Stringfellow, Morgan Keegan & Company, Howe Barnes Investments, Smith Barney, FIG Partners, Ferris Baker Watts, Keefe, Bruyette & Woods, Sandler, O'Neil and Partners, Knight Securities, Goldman Sachs, Stern, Agee and Leach and Ryan, Beck & Company.
    This news release contains forward-looking statements, including estimates of future operating results and other forward-looking financial information for FNB. These estimates constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and involve various risks and uncertainties. Actual results may differ materially due to such factors as: (1) expected cost savings from the mergers not materializing within the expected time frame; (2) revenues following the mergers not meeting expectations; (3) competitive pressures among financial institutions increasing significantly; (4) costs or difficulties related to the integration of the businesses of FNB, United and Integrity being greater than anticipated; (5) general economic conditions being less favorable than anticipated; and (6) legislation or regulatory changes adversely affecting the business in which the combined company will be engaged. FNB does not assume any obligation to update these forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.


                      FNB Corp. and Subsidiaries
                  CONSOLIDATED FINANCIAL INFORMATION
                 (In thousands except per share data)

SUMMARY OF OPERATIONS
                                                   Three Months Ended
                                                        March 31,
                                                   -------------------
                                                     2006       2005
                                                   -------------------
Interest income:
     Loans                                           $15,206  $10,554
     Investment securities:
         Taxable income                                1,296      806
         Non-taxable income                              460      422
     Other                                               164       32
                                                   -------------------
               Total interest income                  17,126   11,814
Interest expense                                       7,045    3,995
                                                   -------------------
Net interest income                                   10,081    7,819
Provision for loan losses                                 77      370
                                                   -------------------
Net interest income after
     provision for loan losses                        10,004    7,449
Noninterest income                                     3,510    3,162
Noninterest expense                                    9,415    7,222
                                                   -------------------
Income before income taxes                             4,099    3,389
Income taxes                                           1,422    1,083
                                                   -------------------
Net income                                           $ 2,677  $ 2,306
                                                   ===================
Per share data:
     Net income:
         Basic                                       $   .42  $   .41
         Diluted                                         .42      .40
     Cash dividends declared                             .15      .15


BALANCE SHEET INFORMATION           March 31,                Dec. 31,
                            ------------------------------------------
                             2006             2005             2005
                            ------------------------------------------


Total assets               $1,106,268        $895,769      $1,102,085
Cash and due from banks        20,751          13,916          22,389
Investment securities         158,282         125,901         159,806
Loans                         820,710         690,637         812,666
Other earning assets           19,036          10,641          22,490
Goodwill                       31,389          16,359          31,381
Deposits                      850,561         685,014         841,609
Other interest-bearing
 liabilities                  139,877         119,130         146,567
Shareholders' equity          103,936          82,921         102,315

Per share data:
     Book value            $    16.27        $  14.80      $    16.06
     Closing market price       20.42           20.09           19.00


    FNB Corp. is the holding company for First National Bank and Trust Company and Dover Mortgage Company. Alamance Bank was acquired effective November 4, 2005 under a merger transaction for the acquisition of United Financial, Inc., accounted for as a purchase business combination. Prior period financial information has not been restated. Alamance Bank was merged into First National Bank effective February 1, 2006.

    FNB Corp. stock is traded on the Nasdaq National Market under the symbol "FNBN". Market makers are Scott & Stringfellow, Morgan Keegan & Company, Howe Barnes Investments, Smith Barney, FIG Partners, Ferris Baker Watts, Keefe, Bruyette & Woods, Sandler O'Neill & Partners, Knight Securities, Goldman Sachs, Stern Agee and Leach and Ryan Beck & Company



    CONTACT: FNB Corp.
             Jerry A. Little, 336-626-8300